EXHIBIT 99.1

By Electronic Delivery to:doc@tomimist.com;hpaul@tomimist.com

July 1, 2025

Dr. Halden S. Shane

Chairman and Chief Executive Officer

TOMI Environmental Solutions, Inc.

8430 Spires Way

Frederick, Maryland 21701

Re:	TOMI Environmental Solutions, Inc. (the “Company”)
Nasdaq Symbol: TOMZ

Dear Dr. Shane:

On March 28, 2025, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 20 consecutive business days, from June 2 through June 30, 2025, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.1

If you have any questions, please contact me at +1 301 624 3072. Sincerely,

W. Wayne Bush, CFA

Director

Nasdaq Listing Qualifications

____________________________

1 Staff notes that Listing Rule 5810(c)(3)(A)(iv) states in part, “if a Company’s security fails to meet the continued listing requirement for minimum bid price and the Company has effected a reverse stock split over the prior one- year period; or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the Company shall not be eligible for any compliance period specified in this Rule 5810(c)(3)(A) and the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security.”